Exhibit 10.1

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”) is dated as of July 14, 2010 among Millipore Corporation, a Massachusetts corporation (the “Company”), Concord Investments Corp. (“Concord”), a Massachusetts corporation and subsidiary of Merck KGaA (“Merck”), Wilmington Trust Company, as trustee (the “Trustee”), and Citibank, N.A. as securities agent (the “Securities Agent”).

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of June 13, 2006 (the “Indenture”), pursuant to which the Company issued its 3.75% Convertible Senior Notes due 2026 (the “Securities”);

WHEREAS, on February 28, 2010, the Company entered into an Agreement and Plan of Share Exchange (the “Agreement”) with Merck and Concord, pursuant to which, among other things, Concord acquired on July 14, 2010 (the “Effective Time”) each issued and outstanding share of common stock, par value $1.00 per share, of the Company (the “Common Stock”) in exchange for the right to receive $107.00 in cash per share of Common Stock without interest (the “Share Exchange Consideration”).

WHEREAS, Section 10.11 of the Indenture provides that if a share exchange transaction involving the Company occurs, as a result of which holders of the Common Stock become entitled to receive stock, other securities, or other property or assets (including cash) with respect to or in exchange for such Common Stock, then as of the effective time of such transaction, the Company or the successor or purchasing corporation, as the case may be, shall execute with the Trustee a supplemental indenture providing that the Securities shall be convertible into the kind and amount of cash, securities, or other property (collectively, “Reference Property”) receivable upon such share exchange by a holder of a number of shares of Common Stock equal to a fraction whose denominator is one thousand (1,000) and whose numerator is the product of the principal amount of such Security and the Conversion Rate in effect immediately prior to such binding share exchange;

WHEREAS, as a result of the Share Exchange, a holder of one share of Common Stock is entitled to receive cash in the amount of $107.00, without interest;

WHEREAS, Section 9.01(i) of the Indenture provides that the Indenture may be supplemented by the Company, the Trustee, and the Securities Agent without notice to or the consent of any holder of the Securities to comply with Section 10.11 of the Indenture;

WHEREAS, the execution and delivery of this instrument has been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and

WHEREAS, this Supplemental Indenture is being executed and delivered concurrently with the effectiveness of the Share Exchange.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of Securities, as follows:

ARTICLE 1

Section 1.01  In accordance with Section 10.11 of the Indenture and subject to any adjustments provided in Article X of the Indenture, on and after the Effective Time, and if convertible pursuant to Article X of the Indenture, each $1,000 aggregate principal amount of Securities surrendered for conversion in accordance with Article X of the Indenture will be convertible into the amount of cash equal to $107.00 multiplied by the Conversion Rate in effect immediately prior to the Effective Time.

Section 1.02  Concord, by its execution of this Supplemental Indenture, agrees to be jointly and severally liable for all obligations of the Company under Article X of the Indenture, including, but not limited to the payment obligations to Holders who convert Securities pursuant to Article X of the Indenture.

ARTICLE 2

MISCELLANEOUS

Section 2.01  Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture, unless otherwise specified.

Section 2.02  This Supplemental Indenture shall become effective immediately upon execution hereof by the parties hereto.

Section 2.03  On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this Supplemental Indenture shall form part of the Indenture for all purposes, and the holder of every Security heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

Section 2.04  This Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture. The Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all provisions in the Indenture and the Securities shall remain in full force and effect in accordance with the terms thereof and as amended and supplemented by this Supplemental Indenture.

Section 2.05  In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Supplemental Indenture, but this Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 2.06  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.07  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity and sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and Concord.

Section 2.08  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 2.09  All covenants and agreements in this Supplemental Indenture by the Company, Concord, and the Trustee shall bind their respective successors and assigns. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture.

Section 2.10  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

MILLIPORE CORPORATION

By:	/s/ David P. Hutchinson
Name:	David P. Hutchinson
Title:	President

CONCORD INVESTMENTS CORP.

By:	/s/ Monica Elliott
Name:	Monica Elliott
Title:	Vice President

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Assistant Vice President

CITIBANK, N.A., as Securities Agent

By:	/s/ Jennifer McCourt
Name: Jennifer McCourt
Title: Vice President

[Signature Page for First Supplemental Indenture]